As filed with the Securities and Exchange Commission on March 5, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

CENTILLIUM COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)
Delaware		94-3263530
(State or other jurisdiction of incorporation or organization)	47211 Lakeview Boulevard Fremont, California 94538	(I.R.S. Employer Identification Number)
(Address , including zip code, of Registrant's principal executive offices)
1997 Stock Plan 2000 Employee Stock Purchase Plan (Full title of the plans)
Faraj Aalaei Chief Executive Officer 47211 Lakeview Boulevard Fremont, California 94538 (510) 771-3700
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Arthur F. Schneiderman Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value, issuable under the 1997 Stock Plan	2,269,865	$ 4.8350 (2)	$ 10,974,797.28	$ 1,390.51
Common stock, $0.001 par value, issuable under the 2000 Employee Stock Purchase Plan	378,310	$ 4.1098 (3)	$ 1,554,778.44	$ 196.99
Total	2,648,175	N/A	$ 12,529,575.71	$ 1,587.50

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) With respect to the 2,269,865 shares of Common Stock to be registered under the 1997 Stock Plan, the estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(h) to be the average of the high and low price reported on the Nasdaq Stock Market on March 1, 2004, which average was $4.835 per share.

(3) With respect to the 378,310 shares of Common Stock to be registered under the 2000 Employee Stock Purchase Plan, the estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(h) to be equal to 85% (see explanation in following sentence) of the average of the high and low price reported on the Nasdaq Stock Market on March 1, 2004, which amount is equal to $4.1098 per share. Pursuant to the Employee Stock Purchase Plan, the Purchase Price of a share of Common Stock is equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date, whichever is lower.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note:

This Registration Statement is filed with respect to 2,269,865 and 378,310 shares of common stock of Centillium Communications, Inc. (the "Registrant") that may be issued under the Registrant's 1997 Stock Plan and 2000 Employee Stock Purchase Plan, respectively, as a result of certain automatic annual increases in the number of authorized shares for issuance under such plans.

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by Centillium Communications, Inc. (the "Registrant"):

    The Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 5, 2004
    The Registrant's Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the Commission on April 28, 2003; and
    The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, declared effective by the Commission on May 23, 2000.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this Registration Statement on Form S-8 and prior to the filing of a post- effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock in this offering will be passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur F. Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is the Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	Centillium Communications, Inc. Amended and Restated 1997 Stock Plan (previously filed as an exhibit to Registrant's Form S-8 dated March 6, 2001 and incorporated herein by reference)
10.2	Centillium Communications, Inc. 2000 Employee Stock Purchase Plan (previously filed as an exhibit to Registrant's Form S-8 dated March 6, 2001 and incorporated herein by reference)
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of WSGR (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 5th day of March, 2004.

CENTILLIUM COMMUNICATIONS, INC.

By:	/s/ FARAJ AALAEI

Faraj Aalaei Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Faraj Aalaei and Darrel Slack his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in- fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Kamran Elahian Kamran Elahian	Chairman of the Board	March 5, 2004
/s/ Faraj Aalaei Faraj Aalaei	Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2004
/s/ Darrel Slack Darrel Slack	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 5, 2004
/s/ Shahin Hedayat Shahin Hedayat	Director	March 5, 2004
/s/ Jere Drummond Jere Drummond	Director	March 5, 2004
/s/ Irwin Federman Irwin Federman	Director	March 5, 2004
/s/ Robert C. Hawk Robert C. Hawk	Director	March 5, 2004
/s/ Lip-Bu Tan Lip-Bu Tan	Director	March 5, 2004

INDEX TO EXHIBITS
Exhibit Number	Exhibit
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1	Centillium Communications, Inc. Amended and Restated 1997 Stock Plan
10.2	Centillium Communications, Inc. 2000 Employee Stock Purchase Plan
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of WSGR (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)